EXHIBIT 99.4


         AMENDMENT OF PHARMACIA & UPJOHN, INC. EQUITY COMPENSATION PLAN


WHEREAS, the Board of Directors of Pharmacia & Upjohn, Inc. (the "Board") has adopted resolutions approving the Agreement and Plan of Merger, dated as of June 15, 1999 (the "Merger Agreement"), among Sugen, Inc., a Delaware corporation ("Sugen"), Pharmacia & Upjohn, Inc. (the "Company") and a wholly owned subsidiary of the Company which will merge with and into Sugen, causing Sugen to become a wholly owned subsidiary of the Company;

WHEREAS, in approving the Merger Agreement the Board adopted a resolution authorizing the officers of the Company to take any and all actions to perform or cause to be performed, the obligations of the Company under the Merger Agreement; and

WHEREAS, the Merger Agreement provides for assumption by the Company of options to purchase Sugen common stock and the conversion of such options into the right to purchase the Company's common stock.

NOW, THEREFORE, BE IT RESOLVED, that Section 4 of the Company's Equity Compensation Plan is hereby amended to add the following paragraph at the end thereof:

               "Notwithstanding the foregoing, Awards may be granted to employees and non-employees of the Company and its subsidiaries who hold similar awards to receive, or which are valued by reference to, common stock of another company (the "Acquired Company"), if such Awards are issued pursuant to a requirement that the Company assume such other awards or issue Awards in substitution of such other awards pursuant to the terms of an agreement with respect to the Company's acquisition of the Acquired Company whether by purchase, merger, consolidation, combination or exchange of shares. The purchase price per share of the Common Stock under such Awards which are stock options or stock appreciation rights may be less than 100% of the Fair Market Value of the Common Stock on the date of the grant of the stock option or stock appreciation right, provided that such purchase price is determined in accordance with the agreement for such acquisition."

                                                  PHARMACIA & UPJOHN, INC.


                                                  By: /s/ Paul Matson
                                                     --------------------------
                                                     Name: Paul Matson


Date: August 27, 1999